Exhibit L

                       EASTERN UTILITIES ASSOCIATES
                 COMPUTATION OF 1996 ANNUAL EQUITY RETURN
                                 ($000's)
                       Blackstone
                         Valley   Eastern  Montaup  Newport
                        Electric  Edison   Electric Electric
                        Company   Company  Company   Corp.    Elim.  Consol.
REVENUES-1995           $140,861  $269,947 $345,801 $61,126  $333,870  $483,865
 LESS: FUEL & P. POWER    95,682   193,692           38,159   327,533
 EQUIP. RENTALS            3,047     1,891       95   1,304     6,337
 NET REVENUES             42,132    74,364  345,706  21,663             483,865
 % OF CONS. REVENUES       8.71%    15.37%   71.44%   4.48%             100.00%
 RETURN ON COMMON EQUITY  11.43%    11.50%   11.10%  11.40%
 WEIGHTED COST
 OF COMMON EQUITY          1.00%     1.77%    7.93%    .51%   11.21%